Exhibit 10.6

RAYTHEON 2010 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement, dated as of         (the “Award Date”) is between Raytheon Company (the "Company"), and        , an employee of the Company or one of its Affiliates ("you").

1. Award of Units
The Company hereby awards you the number of restricted stock units (“Units”) set forth below, with respect to its common stock, par value $0.01 per share (the “Stock”), subject to the terms and conditions of the Raytheon 2010 Stock Plan (the “Plan”) and the vesting and other provisions of this Agreement. Subject to the provisions hereof, each Unit represents the right to receive one share of Stock (a “Share”) plus additional cash payments in lieu of dividends as described in Section 6 below.

Total Number of Restricted Units
(the “Award”):                                Vesting Date/# Units
Vesting Schedule:
(Each period from the Award Date until the Vesting Date is a
“Restriction Period”.)
2. Acceptance of Award
This Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic acceptance as instructed below no later than . If you do not properly acknowledge your acceptance of this Award Agreement on or before , this Award will be forfeited.

Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance due to your disability or deployment in the Armed Forces (and not by your estate, your spouse or any other person). If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement electronically by going to and following the instructions for acceptance on the website.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Exhibit A attached hereto (“Post-Employment Conduct”).

3. Vesting of Units on Continued Service
Subject to Sections 4, 5, and 8E below, if you are continuously employed by the Company or an Affiliate from the Award Date until the Vesting Date noted above, the Units associated with that Vesting Date shall vest and the restrictions on those Units shall lapse.

4. Effect of Termination of Employment
Notwithstanding anything herein to the contrary, if (i) on the Award Date you have attained at least the age of sixty (60) and have completed at least ten (10) years of service and (ii) you cease to be an employee of the Company or an Affiliate for any reason, other than for Cause, after the Award Date but prior to the end of the Restriction Period, you will continue to vest in your Units and receive dividend equivalents (as provided in Section 6 below) per the Vesting Schedule, as if you remained employed by the Company or an Affiliate until the end of the Restriction Period.

5. Effect of Death, Medical Leave of Absence, Disability or Change in Control.
Notwithstanding anything above to the contrary, the Units shall vest and restrictions on the Units shall lapse as follows:

a)	immediately upon your death;

b)	in accordance with the Vesting Schedule in the event of (i) a Medical Leave of Absence of at least one year or (ii) Disability; or

c)
immediately upon your termination of employment by reason of an Involuntary Termination within two (2) years following a Change in Control, if in connection with such Change in Control this Award was assumed, continued, substituted or cancelled in exchange for cash payments subject to vesting (in which case such cash payments shall become fully vested, subject to any escrow, holdback, earn-out or similar provisions applicable to holders of Stock).

6. Payment; Dividend Equivalents
The Company shall deliver to you evidence of ownership of the net number of Shares equal to the number of vested Units reduced by the number of Shares previously accelerated to pay taxes, if any, and the number of Shares necessary to satisfy tax withholding obligations, both as described in Section 8E below, as soon as practicable after the Vesting Date applicable to the Units or after the vesting of the Units pursuant to Section 5 above, if earlier. During any Restriction Period, unless otherwise forfeited, you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares the Units covered by this Award represent, when, if and to the extent that the Board has approved a dividend for all Company common shareholders during any Restriction Period.

7. Post-Employment Conduct
Except where prohibited by law, by accepting this Award, you agree to the Post-Employment Conduct restrictions contained in Exhibit A to this Award Agreement.

8. Other Provisions

A.	No Guaranty of Future Awards. This Award does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

B.
No Rights as Shareholder.  You shall not be considered a shareholder of the Company with respect to the Units until Shares are issued to you in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units except as provided in Section 6 above.

C.
No Rights to Continued Employment; Recipient Obligations. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason. This Award Agreement provides for certain obligations on your part following the cessation of your employment with the Company or an Affiliate and shall not, by implication or otherwise, affect in any way your obligations to the Company or an Affiliate during the term of your employment by the Company or an Affiliate, whether pursuant to written agreements between the Company and you, the provisions of applicable Company policies that may be adopted from time to time or applicable law or regulation.

D.
Restrictions on Transfer of Units. Until the vesting of, and lapse of the restrictions applicable to, any Units and the delivery of Shares in payment therefor, Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

E.
Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to Units, issuance of Shares and cash in lieu of dividends. The Company will accelerate the vesting and payment of Units to pay your Federal Insurance Contributions Act (FICA) tax on Units, the income tax withholding that results from payment of your FICA tax, and your additional FICA tax and income tax withholding attributable to the pyramiding of FICA tax and income tax withholding due to the foregoing payments.

F.
Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company’s right of recovery applies to both the vested and unvested portion of the Award.

G.
Compliance with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

H.
Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

I.
Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Vice President, Human Resources and Global Security, and, if to you, to your address as shown on the Company's payroll records.

J.
Entire Agreement; Successors and Assigns. The Plan and this Award Agreement constitute the entire agreement governing the terms of the Award to you. The Award Agreement shall inure to the benefit of the Company’s successors and assigns and may be assigned by the Company without your consent.

K.	Governing Law. This Award Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to its provisions governing conflicts of law.

Your acceptance of this Award constitutes your agreement to the terms of this Restricted Stock Unit Award Agreement.

RAYTHEON COMPANY

_____________________________________
Name:
Title:

Exhibit A
Post-Employment Conduct
The Post Employment Conduct Restrictions (the “Restrictions”) attached as Exhibit A to the Restricted Stock Unit Award Agreement (the “Award Agreement”) with an Award Date of are agreed to in consideration of, among other things, the grant of restricted stock units to      (“you”), under the Award Agreement pursuant to the Raytheon 2010 Stock Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Award Agreement or the Plan. The following terms as used herein shall mean:
Authorized Company Representative means
;
Restricted Activity means any activity (A) in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, consultant, agent or director or any other similar capacity that, in any such case, involves or relates to products, services or solutions of a Restricted Business that, directly or indirectly, compete with those of the Company; or (B) that may require or involve disclosure of trade secrets, proprietary or confidential information; and
Restricted Business means any business enterprise that operates in one or more of the same markets as the Company including, but not limited to, the following companies:
.
By accepting the Award, you agree as follows:
1. Consideration and Acknowledgement. You acknowledge and agree that the benefits and compensation opportunities being made available to you under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to you in connection with your employment by the Company or an Affiliate and that the continued vesting of the Award under Sections 4 and 5 of the Award Agreement is expressly made contingent upon your agreements with the Company set forth in these Restrictions. You acknowledge that the scope and duration of the Restrictions are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to you under the Award Agreement. You further acknowledge and agree that as a result of the positions you hold with the Company and the access to and extensive knowledge of the Company’s confidential or proprietary information, employees, suppliers and customers, the Restrictions are reasonably required for the protection of the Company’s legitimate business interests. In addition, nothing herein is intended to limit or restrict your ability to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
2. Restrictions.
(a)    Covenant Not To Compete – Without the prior written consent of an Authorized Company Representative, you agree that during any Restriction Period following cessation of employment you will not engage in any Restricted Activity for any: (i) Restricted Business; (ii) entity directly or indirectly controlling, controlled by, or under common control with a Restricted Business; and (iii) successor to all or part of the business of any Restricted Business as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.
(b)    Non-Solicit – Without the prior written consent of an Authorized Company Representative, you agree that during any Restriction Period following cessation of employment you will not (i) interfere with any contractual relationship between the Company or an Affiliate and any customer of, supplier or distributor to, or manufacturer for the Company or an Affiliate to the detriment of the Company or an Affiliate or (ii) induce or attempt to induce any person who is an employee of the Company or an Affiliate to perform work or services for any entity other than the Company or an Affiliate.
(c)    Protection of Confidential and Proprietary Information – You agree to keep all confidential and proprietary information of the Company and its Affiliates, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, and except to the extent that such confidential and proprietary information has become public through no fault of your own.
(d)    Cooperation in Litigation and Investigations – Following the date on which you cease to be an employee of the Company or an Affiliate, you agree, to the extent reasonably requested, to cooperate with the Company in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Company or Affiliates is a party or is required or requested to provide testimony and regarding which, as a result of your employment with the Company or an Affiliate, you reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of these Restrictions, nothing in these Restrictions shall affect your obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

3. Annual Validation of Compliance. You acknowledge and agree that you shall confirm in writing to the Company, annually between January 1 and January 31, your compliance with the restrictions set forth in Section 2 hereof. Failure to provide such annual written confirmation may result in the forfeiture of any unvested Units.
4. Result of Breach of Section 2 or Section 3. In the event that you breach any of the covenants or agreements in Section 2 or Section 3 hereof, to the extent your Units have not fully vested, all of your remaining rights, title or interest in the Award and any dividend equivalents with respect thereto, shall cease.
5. Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of these Restrictions shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of these Restrictions is adjudicated to be invalid or unenforceable, the Award Agreement shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.
These Restrictions are effective as of the acceptance by you of the Award of Units under this Award Agreement and is not contingent on the vesting of your Units.

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